                                                                    Exhibit 10.5
                             EMPLOYMENT AGREEMENT
                             --------------------

          This Employment Agreement is made and entered into by and between BRIO TECHNOLOGY, INC. (the "Company") and Robert W. Currie ("Currie") as of July 15, 1996 ("Effective Date").

               1.   POSITION AND DUTIES:  Currie is employed by the Company as
                    --------------------
its Executive Vice President of World Wide Field Operations reporting to the Company's President at its headquarters in Palo Alto, California. As Executive Vice President of World Wide Field Operations Currie agrees to devote his energy and skill to his duties at the Company. These duties shall include, but not be limited to, any duties consistent with his position which may be assigned to Currie from time to time by the Company's President.

               2.   TERM OF EMPLOYMENT:  Currie's employment with the Company
                    ------------------
pursuant to this Agreement will be on an at-will basis, and may be terminated by Currie, or the Company at any time, with or without cause and with or without notice. Upon the termination of Currie's employment with the Company, for any reason, neither Currie nor the Company shall have any further obligation or liability to the other, except as set forth in this Agreement and in the employee Confidential Information and Inventions Agreement attached hereto as Exhibit A and made a part hereof.

               3.   COMPENSATION:   Currie shall be compensated by the Company
                    -------------
for his services as follows:

                    a.  SALARY: Currie shall be paid a semi-monthly salary of
                        ------
          $6,250.00 ($150,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company's payroll procedures regularly established, and as they may be amended, by the Company. Currie's salary will be reviewed annually and possibly adjusted as determined appropriate at the sole discretion of the Company. In addition, Currie shall be paid a commission and a draw in accordance with a compensation plan outlined in the Company's offer letter to Currie.


                    b.  BENEFITS:  Currie shall have the right, on the same
                        --------
          basis as other employees of the Company, to participate in and to receive benefits under all of the Company's employee benefit plans, including medical, dental and disability group insurance plans, as set forth in the Employee Handbook and as governed by the terms of the applicable benefit plans, as they may be amended from time to time. In addition, Currie shall be entitled to the benefits afforded to other members of management under the Company's vacation, holiday and business expense reimbursement policies as set forth in the Employee Handbook and as they may be amended from time to time.

                    c.  STOCK OPTIONS:  Currie will be granted an option to
                        -------------
          purchase 450,000 shares of the Company's common stock at an exercise price of thirty cents ($.30) per share. The option shall be subject to four (4) year vesting and the terms and conditions of the Company's 1992 Stock Option Plan and related stock option agreement.

                    In addition, by September 30, 1996 the Company will present Currie with an opportunity to earn options to buy an extra 75,000 shares based on beating certain aggressive but reasonable performance goals that have yet to be determined.

                    d.  EXPENSE REIMBURSEMENTS:  Upon receipt of proper
                        ----------------------
          documentation establishing the amount of such expenses, the Company shall reimburse Currie for any reasonable business expenses incurred in accordance with applicable Company policies, and as they may be amended from time to time. Currie agrees to comply with any and all policies established by the Company regarding business expenses seeking reimbursement for such expenses.

                    4.  BENEFITS UPON VOLUNTARY TERMINATION:  In the event that
                        -----------------------------------
          Currie voluntarily resigns from his employment with the Company, or in the event that Currie's employment terminates as the result of his death or disability, Currie shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 3 above through the date of his termination.

                    5.  TERMINATION FOLLOWING A CHANGE IN CONTROL:  In the event
                        -----------------------------------------
          of a Change in Control (defined below), and Currie's employment with the Company (or its successors or assigns) is terminated without cause six (6) months prior to the date of the Change in Control, or twelve
          (12) months after the date of the Change in Control, then Currie shall be entitled to six (6) months salary continuation from the date of his departure from the Company (or its successors or assigns) at the higher of (i) Currie's then current salary rate, or (ii) a rate no less than an annualized salary of $150,000, less applicable withholding. The vesting provisions in Currie's options shall be accelerated, and readjusted if necessary, so that they are in fact or are deemed to be fully exercisable just prior to the date of the Change in Control. In the event that there are any conflicts between the provisions in the Company's Stock Option Plan and this Agreement, the terms of this Agreement supersede the Plan.

          Except as expressly provided for herein, all compensation, benefit coverage, and other prerequisites of employment shall cease as of such termination date. In the event of any Change in Control, any successor or assign to the Company shall jointly and severally assume the obligations under this Agreement.

                    For purposes of this Agreement, a "Change in Control" shall mean an event in which (A) the shareholders of the Company approve a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted in voting securities of the surviving entity) at lease fifty percent (50%) of the total voting power of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the shareholders of the Company approve a plan of complete liquidation of the Company or (C) the shareholders of the Company approve an agreement for the sale of disposition by the Company of all or substantially all of the Company's assets.

                    6.  RETURN OF COMPANY PROPERTY:  Currie hereby acknowledges
                        --------------------------
          and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or other materials, or copies thereof, and equipment furnished to or prepared by Currie in the course of or incident to his employment, belong to the Company and, absent the express written consent of the Chief Executive Officer, shall be promptly returned to the Company upon termination of Currie's employment.

                    7.  EXCLUSIVE REMEDY:  Subject to paragraphs 4 and 5 above,
                        ----------------
          Currie shall be entitled to no further compensation for any damage or injury arising out of the termination of this employment by the Company.

                    8.  CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT:
                        -------------------------------------------------
          Currie agrees to abide by the terms and conditions of the Company's Employee

          Confidential Information and Inventions Agreement executed by Currie and attached hereto as Exhibit A.

                    9.   ENTIRE AGREEMENT:  This Agreement, along with Exhibit A
                         ----------------
          hereto, constitutes the entire employment agreement between Currie and the Company regarding the terms and conditions of his employment. The parties intend that this Agreement supersede all prior negotiations, representations or agreements between Currie and the Company, whether written or oral, concerning Currie's employment by the Company and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

                    10.  ATTORNEYS' FEES:  The prevailing party shall be
                         ---------------
          entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

                    11.  INTERPRETATION:  Currie and the Company agree that this
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          Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

                    12.  SUCCESSORS AND ASSIGNS:  This Agreement shall inure to
                         -----------------------
          the benefit or and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by CURRIE, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise note herein.

                    13.  CURRIE'S ACKNOWLEDGMENT:  Currie acknowledges that he
                         ------------------------
          is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company, whether written or oral, which is not set forth in this Agreement. Currie further acknowledges that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company and he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                    14.  VALIDITY:  If any one or more of the provisions (or any
                         --------
          part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

                    15.  MODIFICATION:  This Agreement may only be modified or
                         ------------
          amended by a supplemental written agreement signed by Currie and the Chief Executive Office of the Company.


                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                             BRIO TECHNOLOGY, INC.



          By:  /s/ Robert W. Currie    By: /s/ Yorgen H. Edholm
               ---------------------       ---------------------
               ROBERT W. CURRIE                 YORGEN H. EDHOLM
                                                PRESIDENT AND
                                                CHIEF EXECUTIVE OFFICER



          Date:  July 15, 1996               Date: July 15, 1996
                 -------------                     -------------

                                 ATTACHMENT A

STOCK OPTIONS:
--------------

Currie will receive options to buy 450,000 shares of Brio common stock at $.30 per share in accordance with the Brio employee stock option plan. By October 31, 1996 Brio will present Currie with an opportunity to earn options to buy an extra 75,000 shares based on beating certain aggressive but reasonable performance goals that have yet to be determined.

CASH COMPENSATION.  SALARY + COMMISSIONS:
-----------------------------------------

Brio Technology will pay Currie an annual base salary of $150,000, paid semi-
                                                                        ----
monthly in accordance with the company's normal payroll procedures.  Currie will
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also receive the following commission plan: Starting commission rate is .4% on
Brio's worldwide net bookings. Once Brio's for FY 1997 net bookings exceed $15 million, the rate increases to .8% on all incremental sales. When Brio's net bookings for FY 1997 exceed $20 million, the rate increase to 1% on all incremental sales. Finally, once Brio's FY 1997 net bookings reach $25 million, Currie's commission rate will be 2% on all incremental net bookings. The table below outlines what Currie will receive under this plan at 5 levels of total Brio net bookings during fiscal 1997, ending March 1997. The term "net bookings" shall mean gross billings less returns or net billings. Commission payment shall be due and paid on a monthly basis on or before the 15th day of each month based on the prior month's net bookings. Any adjustments, including overpayments or underpayments, shall be made at the end of the fiscal year.

Net Bookings                  Commission Rate   Total Commissions    Total Compensation
----------------------------  ----------------  -----------------  ----------------------
Under $15 million             .4%               up to 60,000       $210,000 @ $15 million
$15 million to $20 million    .8%               up to 100,000      $250,000 @ $20 million
$20 million to $25 million     1%               up to 150,000      $300,000 @ $25 million
Over $25 million               2%               up to 250,000      $400,000 @ $30 million

GUARANTEED MINIMUM CASH FLOW:
-----------------------------

To guarantee Currie an annualized minimum compensation of $225,000 and to ensure that he receives adequate cash flow during the early parts of a back loaded year, we offer Currie a $6,250 recoverable draw against commissions every month. If commissions are larger than this number, the accumulated recoverable draw is paid off first before any commissions are paid out. The purpose of the draw is to ensure that Currie never fall below an average monthly commission of $6,250. When Currie's total actual earned commissions payments exceed a monthly average of $6,250, draw amounts in following months are reduced by the amount of the excess. Any cumulative draw left at the end of this fiscal year will be forgiven.

Example:
                               Aug      Sep   Oct    Nov   Dec
                               ---      ---   ---    ---   ---
Earned commissions:               4000   5000 10000  8000  3000
Commissions paid to you:    6250  6250   6500  8000  4250
Recoverable draw:           2250  1250  -3500     0  1250
Accumulated draw:           2250  3500      0     0  1250

In this example, the December draw would be reduced $2,000 to $4,250 because Currie was 'ahead of schedule' by $2,000 ($8,250 - $6,250) at the end of November.

OTHER BENEFITS:
---------------

Finally, Brio is committed to do whatever is reasonable to minimize the impact of Currie's long commute and enable him to work effectively from home. At this time, Brio is not sure what his schedule will look like, so specific measures are hard to determine. For the time being, Brio proposes to offer Currie a monthly car allowance of $1,000 for the remainder of fiscal 1997. If Brio adopts a commute policy that does not use Currie's car, the car allowance would then be discontinued. Brio will provide Currie with a fax machine, mobile phone and a portable computer.

Finally Brio offers Currie the following fringe benefits:

* Three weeks paid vacation per year and 10 paid sick days per year.

* Currie is eligible to participate in the Brio Section 125 Cafeteria Plan and the 401(k) Retirement Plan after completing a 90-day benefits waiting period.

     * Health coverage for Currie and, if desired, his family, which he is eligible for as of the day he begins employment. Currie is also eligible for dental coverage.